EXHIBIT 16.1

January 10, 2012

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street NE
Washington, DC 20549

Re: RPM Dental, Inc.

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K of RPM Dental, Inc. (the Company) filed with the Securities and Exchange Commission on January 10, 2012, and we agree with such statements therein as relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Yours very truly,

/s/ M&K CPAS, PLLC